Exhibit 5.1
December 7, 2006
Board of Directors
Smart Move, Inc.
5990 Greenwood Plaza Blvd, #2 Suite 390
Greenwood Village, CO 80111

Re:	Smart Move, Inc.
Registration Statement on Form SB-2
Gentlemen:
     We have acted as counsel to Smart Move, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”). The Registration Statement covers (i) 2,880,000 Units (the “Units”), with each Unit consisting of one (1) share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and a five-year warrant to purchase one (1) share of the Common Stock (the “Warrants”) to certain underwriters for whom Newbridge Securities Corporation, I-Bankers Securities, Inc., Neidiger, Tucker, Bruner, Inc. and Bathgate Capital Partners, LLC are acting as representatives (collectively, the “Underwriters”), (ii) up to 432,000 Units (the “Over-Allotment Units”) which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 288,000 Units (the “Purchase Option Units”) which the Underwriters will have the right to purchase (“Purchase Option”) for their own account or that of their designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.
     In rendering this opinion, we have examined: (i) the forms of the Certificate of Incorporation and By-laws of the Company, each as presently in effect and included as Exhibits 3.1(i) and 3.1(ii), respectively, to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Units and the preparation and filing of the Registration Statement; (iii) the Registration Statement; (iv) draft of the Warrant agreement and the Warrant certificate (the “Warrant Documents”) and (v) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based upon the foregoing, we are of the opinion that (i) the Units, the Over-Allotment Units and the Purchase Option Units, and the Warrants and the Common Stock included in the Units, the Over-Allotment Units and the Purchase Option Units when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (ii) when duly executed and delivered by or on behalf of the Company, the Warrants Documents will constitute the valid and binding obligations of the Company in accordance with their respective terms thereof.
     This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

Very truly yours, Cozen O’Connor